                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

                       INVESTOR RELATIONS CONTACT: SUSAN SPRATLEN (972) 444-9001


                PIONEER COMPLETES PUBLIC OFFERING OF COMMON STOCK
                   INCLUDING EXERCISE OF OVER-ALLOTMENT OPTION

DALLAS, TEXAS, APRIL 23, 2002 -- PIONEER NATURAL RESOURCES COMPANY ("PIONEER")(NYSE:PXD) (TSE:PXD) today announced the completion of the public offering of 11.5 million shares of its common stock at $21.50 per share. Of the
11.5 million shares sold by Pioneer, 1.5 million shares were sold pursuant to the exercise of the underwriters' over-allotment option.

The $236 million of net proceeds from the sale of these shares will be principally used to fund the acquisition of additional interests in the Falcon field and associated assets in the deepwater Gulf of Mexico and for the acquisition of additional working interests and a gathering system in the West Panhandle gas field. Pending these uses of the net proceeds, Pioneer will pay down its bank line of credit.

The lead managers of the offering were Credit Suisse First Boston, Banc of America Securities LLC, JPMorgan and Lehman Brothers. The co-managers were Deutsche Bank Securities, Wachovia Securities, Friedman Billings Ramsey, Howard Weil, Johnson Rice & Company, L.L.C., Petrie Parkman & Co. and Raymond James. A copy of the prospectus supplement and prospectus relating to the offering may be obtained from the Prospectus Department of Credit Suisse First Boston, Eleven Madison Avenue, New York, NY 10010.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Canada, Argentina, South Africa, Gabon and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer Natural Resources Company are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, foreign currency valuation changes, foreign government tax and regulation changes, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, and environmental risks. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.